Exhibit 5.1

Baker & McKenzie CVBA/SCRL

Bolwerklaan 21 Avenue du Boulevard - box 1
1210 Brussels
Belgium

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Fax: +32 2 639 36 99
www.bakermckenzie.com

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* Associated Firm
** In cooperation with
Trench, Rossi e Watanabe
Advogados

December 19, 2022

MDxHealth SA

CAP Business Center

Zone Industrielle des Hauts-Sarts

Rue d’Abhooz 31

4040 Herstal

Belgium

Ladies and Gentlemen,

RE:	MDXHEALTH SA – REGISTRATION STATEMENT ON FORM F-3 UNDER THE U.S. SECURITIES ACT OF 1933

1.	Introduction

(a)	In our capacity as external Belgian law counsel to MDxHealth SA of CAP Business Center, Zone Industrielle des Hauts-Sarts, Rue d’Abhooz 31, 4040 Herstal, Belgium, registered under company number 0479.292.440 RLP Liège (division Liège) (the “Company”), we have been asked to issue this opinion letter (the “Opinion Letter”) in connection with certain Belgian law aspects relating to the Company’s registration statement (the “Registration Statement”) on Form F-3 filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), in respect of the Company’s proposed registration under the Securities Act, of an indeterminate number of American Depositary Shares (“ADSs”), representing new ordinary shares of the Company without nominal value (the “New Shares”), covered by the Registration Statement to which this Opinion Letter is an exhibit (the “Registration”).

Partners		Associates		Associated with the Brussels Bar
GABRIEL, François1,3*	MARTENS, Davinia[1,3]	DEKETELAERE, Mario[2]	ROYER Céline[1]	CARLIN, Fiona3,6*
HUYGHE, Alain1,3*	LEBRUN, Gregory[1,3]	HOORELBEKE, Bram[1]	SEBBARH Younes[1,3]	BERG, Werner[3,11]
VANHAERENTS, Koen1*	BLOMME, Eric[1,3,5]	PERMEKE, Julie[1]	FLAMAND Arnaud[1,3]	NIEJAHR, Nina[8]
DE RAEVE, Antoine1,3*		VAN STEENBERGE, Hélène[1,3]		BUSHELL, Gavin[3,4]
FESLER, Daniel1,3*	Senior Counsels & Counsels	JANSSEUNE, Joren[1]		JOHNSON, Paul[3,4]
VANDENBERGHE, Jean-François1,3*	SLOOTMANS, Jozef1*	VAN DEN BROEKE, Olivier[2]		YILMAZ, Sibel[14]
LUYTEN, Nancy1,3*	LECHIEN, Dominique[1]	WIAME, Hannelore[1]		MONTANI, Luca[12]
MEERS, Roel1,3*	DE WINTER, Koen2,3*	COX, Kristoff[1]		WEINERT, Lisa[3,8]
MEEUS, Luc1,3,5*	MALLIEN, Pascal[2,3]	VAN THIENEN Julie[1]		STEFANOU, Dimitrios[13]
HAEGEMAN, Kurt1,3*	LION, Philippe1,3*	TYTGAT Sebastian[1]
MAES, Dominique1,3*	VAN HOOREBEKE, Annick[1]	DENYS, Pieter-Jan[1]
VAN ACKER, Michael1,3*	VAN BAELEN, Olivier[1]	VERBEEK, Helena[1]
BOMBEKE, Géry1,3*	HOUBEN, Robby[2]	VANDEN BERGHE, Harold[1]
DEHARENG, Elisabeth1,3*	JANSSENS Els[1]	WILLEMS, Lien[1]
BOVY, Geert[1,3]	STAS, Kim[1]	KAPETA KAPETA, Maïlys[1]
HAANS, Joost[1,3]	DE VROEY, Michaël[2]	WALSCHOT, Nastassja[1]
BURG, Sebastian[1]

1 – Member of the Brussels Bar | 2 – Member of the Antwerp Bar | 3 – BV/SRL | 4 – Solicitor (England and Wales) | 5 – Member of the New York Bar | 6 – Barrister, Inn of Court, Northern Ireland | 7 – Member of the Frankfurt/Main Bar | 8 – Member of the Düsseldorf Bar | 9 – Member of the Paris Bar | 10 – Member of the Barcelona Bar | 11 – Member of the Cologne Bar | 12 – Member of the Madrid Bar | 13 – Member of the Athens Bar | 14 – Member of the Swedish Bar | * – Shareholder/Director of Baker & McKenzie CVBA/SCRL

(b)	We have issued this Opinion Letter solely on request of the Company, and we have taken instructions solely from the Company in connection with the Registration and the potential transactions that would be contemplated pursuant to the Registration Statement (the “Potential Transactions”).

(c)	For the purposes of this Opinion Letter:

(i)	we have reviewed only the documents referred to in paragraph 3 (Documents Reviewed); and

(ii)	we have completed only the searches and enquiries referred to in paragraph 4 (Searches and Enquiries),

and we have not examined any other documents relating to or affecting, and have not made any other searches or enquiries concerning, the Registration or the Potential Transactions.

(d)	Nothing in this Opinion Letter should be construed as implying that we are familiar with, or have made independent review or investigation of factual matters such as, the affairs of any parties to any Potential Transactions (as the case may be), and this Opinion Letter is based solely on the investigations and subject to the limits stated in this Opinion Letter. We do not assume any responsibility for advising you of the subsequent discovery of information not previously known to us with respect to any matters described in this Opinion Letter.

(e)	The opinion in this Opinion Letter is limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter in connection with the Registration, the Potential Transactions or otherwise.

2.	Belgian Law Opinion

(a)	This Opinion Letter is limited to matters of Belgian law as in force, and as construed in published Belgian case law, as at the date of this Opinion Letter. Consequently:

(i)	we have made no investigation of foreign law, and do not express or imply any opinion on foreign law (including, but not limited to, the laws of the United States of America) or on European Union law as it affects any jurisdiction other than Belgium;

(ii)	we do not assume any responsibility for advising you of any changes in law or otherwise after the date of this Opinion Letter with respect to any matters described in this Opinion Letter; and

(iii)	we express no opinion on matters of taxation, matters of antitrust and competition, matters of fact or matters of accounting.

(b)	As Belgian law counsel we are not qualified or able to assess the true meaning and purport of the terms or any agreements, documents and legal acts (rechtshandelingen / actes juridiques) subject or expressed to be subject to any applicable law other than Belgian law, including, but not limited to, the Registration Statement and the Potential Transactions (as the case may be) (and the obligations of the parties thereto), and we have made no investigation of such meaning and purport. Our review of agreements, documents or legal acts (rechtshandelingen / actes juridiques) subject or expressed to be subject to any law other than Belgian law, including, but not limited to, the Registration Statement and the Potential Transactions (as the case may be), has therefore been limited to the terms of such documents as they appear to us on their face.

(c)	We do not admit we are “experts” within the meaning of the Securities Act, or the rules and regulations of the SEC promulgated thereunder, with respect to any part of the Registration Statement.

3.	Documents Reviewed

For the purposes of this Opinion Letter we have examined the following documents:

(a)	an electronic copy of the Registration Statement on Form F-3;

(b)	a copy of the amended and restated articles of association of the Company as filed in the legal entity file (dossier van de rechtspersoon/dossier de la personne morale) on August 18, 2022, electronically certified by the Royal Federation of Belgian Notaries (Koninklijke Federatie van het Belgisch Notariaat/Fédération Royale du Notariat Belge) on December 19, 2022; and

(c)	an electronic version of the minutes of the meeting of the board of directors of the Company held on December 14, 2022, authorising, approving and ratifying, as relevant, amongst other things, (A) the then current draft of the Registration Statement, (B) the submission of the Registration Statement with the SEC, (C) the appointment of MDxHealth, Inc., whose address is 15279 Alton Parkway – Suite 100, Irvine, CA 92618, United States, as agent for service for process in the United-States, and (D) the granting of special powers.

4.	Searches and Enquiries

We have carried out the following searches and enquiries using the registration number of the Company with the Crossroads Bank for Enterprises as it appears in this Opinion Letter:

(a)	we obtained a “full extract of the details of a registered entity (legal person)” issued by the Crossroads Bank of Enterprises in relation to the Company and referring to the circumstances in existence on December 19, 2022 (the “CBE Excerpt”);

(b)	on December 19, 2022 we carried out an on-line search in the Central Insolvency Register available on www.regsol.be (the “Regsol Search”);

(c)	on December 19, 2022 we carried out an on-line search and review of the Annexes to the Belgian Official Gazette relating to the Company which shows any notices published up to December 16, 2022 (the “Publications”); and

(d)	on December 19, 2022 we conducted an online search in the database of articles of association maintained by the Royal Federation of Belgian Notaries (Koninklijke Federatie van het Belgisch Notariaat/Fédération Royale du Notariat Belge) available on https://statuten.notaris.be/costa_v1/enterprises/search (the “Fednot Database”).

5.	Assumptions

For the purposes of this Opinion Letter, we have assumed (without making any investigation) that:

(a)	all copy documents reviewed by us conform to the originals, all originals are genuine, complete and up-to-date;

(b)	all signatures, stamps and seals on any documents submitted to us are genuine;

(c)	the executed documents submitted to us have been signed by the persons whose names are indicated thereon as being the names of the signatories and we have assumed the legal capacity (bekwaamheid/capacité) of the natural persons executing such documents;

(d)	in the case of draft versions or (or draft updates to) any of the documents reviewed by us, the final and executed versions of such documents are identical in all aspects to such drafts and are duly executed;

(e)	the Registration Statement will become effective and will be filed in the form referred to in this Opinion Letter;

(f)	the Publications give a true, complete and not misleading summary of the matters reflected in the documents on which such excerpts are based and such matters have not been revoked or amended by subsequent decisions by the Company (or its board of directors, general shareholders’ meeting, or any of its other competent bodies or representatives) which were not published in the Annexes to the Belgian Official Gazette;

(g)	there have been, and there will be, no amendments or supplements to the documents referred to under paragraph 3 (Documents Reviewed) in the form as examined by us, such documents (or the matters documented therein and thereby) have not been or will not be terminated, rescinded, declared null and void, or revoked, and there are no and will not be dealings, agreements or arrangements, actions or events between, by or involving any of the parties to such documents which supersede any of such documents (or the matters documented therein and thereby), or which otherwise affect the opinion given in this Opinion Letter;

(h)	the statutory seat (statutaire zetel/siège statutaire) of the Company is located in Belgium since its incorporation (oprichting/constitution), and the Company’s sole operational headquarters (exploitatiezetel/siège d’exploitation) are located at the place of its registered office;

(i)	the articles of association of the Company have not been amended since the restatement referred to in paragraph 3(b), and accurately restate the original articles of association and the subsequent amendments thereto;

(j)	the minutes referred to in paragraph 3(c) (i) accurately record resolutions that were duly passed at a properly convened and quorate meeting of duly appointed directors of the Company, conducted in accordance with its articles of association and Belgian law, (ii) do not reflect any untruthful statements, and (iii) have not been amended, revoked, varied or declared null and void, and remain in full force and effect;

(k)	the directors of the Company who attended and voted at the board meetings referred to in paragraph 3(c) have complied with the applicable provisions of article 7:96 and article 7:97 of the Belgian Companies and Associations Code dealing with conflicts of interest of directors (as the case may be);

(l)	each of the resolutions of the general shareholders’ meetings of the Company referred to, set out or implied in the documents referred to under paragraph 3 above (i) accurately record resolutions that were duly passed at a properly convened and quorate meeting of genuine shareholders of the Company, conducted in accordance with its articles of association and Belgian law and on the basis of reports of the board of directors (as applicable) duly approved by duly appointed directors, (ii) do not reflect any untruthful statements, and (iii) have not been amended, revoked, varied or declared null and void, and remain in full force and effect;

(m)	the directors of the Company have satisfied themselves that the Registration and Potential Transactions were or will be entered into for the purpose of carrying out the business of the Company as set out in its articles of association and that the Registration entering into the Potential Transactions are of benefit to the Company, and their conclusions in this respect are not unreasonable;

(n)	the Company is or will not be subject to any contractual restrictions, restrictions imposed by any court, arbitral panel or governmental, administrative or other authority that do not have general (erga omnes) application or similar restrictions binding upon it which would (i) restrict its ability to proceed with the Registration, to issue, offer, allot or deliver any ADSs or New Shares, or to enter into or perform its obligations under the Potential Transactions (except, in relation to the Company, as may be set out in its articles of association), or (ii) have any implication on the opinion given in this Opinion Letter;

(o)	the Company has not:

(i)	resolved to enter into liquidation, been dissolved, been annulled as a legal entity, filed an application for or been subject to proceedings for judicial reorganisation, filed an application for bankruptcy or been declared bankrupt; or

(ii)	ceased to pay its debts as they fall due or is subject to measures such as the appointment of a provisional administrator or the sequestration of assets,

and the Company has not taken, or become subject to, similar proceedings or measures in any applicable jurisdiction;

(p)	the relevant purchase agreement, underwriting agreement or similar agreement pursuant to which the ADSs or New Shares are issued, offered, allocated and delivered, as relevant, has been duly approved, authorised and signed by or on behalf of the Company and the other parties thereto, and is a valid binding agreement of the Company and such other parties in accordance with the terms thereof;

(q)	any factual circumstances, statements and matters set out in or implied by any of the documents referred to in paragraph 3 (Documents Reviewed) are true, accurate and complete;

(r)	there are no provisions of the laws of any jurisdiction outside Belgium which would have any implication for the opinion given in this Opinion Letter and, insofar as the laws of any jurisdiction outside Belgium may be relevant, such laws have been or will be complied with;

(s)	no advertising in relation to the Registration and Potential Transactions needs to be approved in advance by the Belgian Financial Services and Markets Authority (Autoriteit voor Financiële Diensten en Markten / Autorité des services et marchés financiers) pursuant to Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC, as amended from time to time (the “Prospectus Regulation”), and the Belgian act of July 11, 2018 on the offering of investment instruments to the public and the admission of investment instruments to the trading on a regulated market, as amended from time to time;

(t)	for the purpose of the opinion referred to in paragraph 6 in so far as it relates to the actual issue of the New Shares, (i) the subscription price for the New Shares will be duly paid up and contributed in full, (ii) the New Shares will be duly subscribed for, (iii) the issue of the New Shares and the corresponding capital increase will be duly recorded by means of a notarial deed before a notary public as required by Belgian law, (iv) such notarial deed and an excerpt therefrom will be duly filed and registered as required by Belgian law; and (v) the New Shares will be issued within, and will not exceed, the then outstanding and available Company’s authorized capital under the Company’s articles of association in effect at the time of the relevant issue or any other due and valid authorization outstanding at that time to offer, issue, allocate and deliver such New Shares;

(u)	the undertakings and agreements contained in the deposit agreement, dated as of November 8, 2021, as signed by the Company and The Bank of New York Mellon as depositary with respect to, among other things, the creation and administration of the ADSs are or will be duly performed and complied with by all parties thereto; and

(v)	the Potential Transactions and listing of the New Shares on the regulated market of Euronext Brussels do not or will not require the publication of a prospectus in accordance with the Prospectus Regulation.

6.	Opinion

Based upon and subject to the assumptions, qualifications and limitations set out in this Opinion Letter, having regard to such legal considerations as we have deemed relevant, and subject to any matters, documents or events not disclosed to us, we express the following opinion insofar as Belgian law is concerned:

With respect to the New Shares, when (a) the Company will have taken all necessary and legally required (corporate and other) actions to approve and authorize the offering, issuance, allocation and delivery of the New Shares, the terms of the offering thereof and related matters, (b) the New Shares will have been issued, allocated and delivered in accordance with the terms of the applicable definitive purchase agreement, underwriting agreement or similar agreement validly approved, authorised and signed by the Company and as contemplated in a prospectus or prospectus supplement related thereto, upon payment of the consideration for such New Shares, and (c) assuming the total number of such issued New Shares, together with such total number of ordinary shares of the Company reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security or arrangement of the Company then outstanding, will not exceed the total outstanding and available authorized capital under the Company’s articles of association then in effect or any other due and valid authorization outstanding at that time to offer, issue, allocate and deliver such New Shares, then such New Shares will be validly issued, fully paid and non-assessable (meaning that a holder of the relevant New Shares will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such securities).

7.	Qualifications

The opinion expressed in this Opinion Letter is subject to the following qualifications:

7.1	Reliance on searches and enquiries

The searches and enquiries referred to in paragraph 4 (Searches and Enquiries) may not be up-to-date and do not constitute conclusive evidence of the matters stated therein.

7.2	Construction of certain terms

(a)	In this Opinion Letter Belgian legal concepts which are expressed in English are to be construed in accordance with the Belgian legal concepts to which they refer.

(b)	When used in paragraph 6 (Opinion), the term “valid” is a reference to the legal character of the relevant obligation and the terms “binding” and “enforceable” mean that the relevant obligation or instrument is of a type and form enforced by Belgian courts. None of these means that such an obligation or instrument will be enforced in accordance with its terms in every circumstance, and they are not to be construed as a prediction of the outcome of litigation.

7.3	Excluded matters

We do not express an opinion regarding:

(a)	(i) any laws of any jurisdiction (including, but not limited to, Belgium and the European Union) imposing economic or trade sanctions or similar restrictive measures or regarding anti-terrorism, anti-money laundering, anti-bribery or anti-tax evasion measures, (ii) any regulations enacted, administered, imposed or enforced by any relevant sanctions authority or (iii) the extent, scope, legality or enforceability of any person’s obligation to comply with any of such laws or regulations; and

(b)	the accuracy or completeness of any statements or warranties of fact set out in the documents referred to in paragraph 3 (Documents Reviewed) (except for the representations and warranties as to which we are expressing an opinion), which statements and warranties we have not independently verified.

8.	Disclosure, Reliance and Liability

(a)	This Opinion Letter is issued by Baker & McKenzie, a Belgian limited liability company (CVBA/SCRL), and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member firm or any associated firm thereof. In this Opinion Letter the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

(b)	This Opinion Letter may only be relied upon by the Company in connection with the Registration Statement. This Opinion Letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this Opinion Letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

(c)	We consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

(d)	This Opinion Letter may only be relied upon, and be disclosed, on condition that it is construed in accordance with Belgian law and that any dispute arising out of or in connection with it is brought before a Belgian court.

*     *     *

Yours faithfully,
Baker & McKenzie CVBA/SCRL

/s/ Michael Van Acker	/s/ Roel Meers
Michael Van Acker Partner Michael.VanAcker@bakermckenzie.com	Roel Meers Partner Roel.Meers@bakermckenzie.com